Exhibit 99.6

OFFICE OF THE COMPTROLLER OF THE CURRENCY

Washington, D.C. 20219

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2006

CANYON NATIONAL BANK

(Exact name of registrant as specified in its charter)

United States	23561	33-0791978
(State or other jurisdiction of incorporation or organization)	(OCC file No.)	(I.R.S. Employee Identification No.)

1711 East Palm Canyon Drive, Palm Springs, CA 92264

(Address of principal executive offices)

(Zip code)

(760) 325-4442

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On April 24, 2006, Canyon National Bank issued a press release announcing its unaudited financial results for the three months ended March 31, 2006. A copy of the press release is attached as Exhibit 99.1 to this Current Report. The information in this report (including Exhibit 99.1) is being furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit Number	Description
99.1	Press Release dated April 24, 2006

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON NATIONAL BANK

Dated: April 25, 2006	By:	/s/ JONATHAN J. WICK
Jonathan J. Wick,
Executive Vice President, Chief Operating
Officer & Chief Financial Officer

EXHIBIT INDEX

The following exhibit is filed as part of this report:

Exhibit No.	Description
99.1	Press release dated April 24, 2006

Exhibit 99.1

CANYON NATIONAL BANK REPORTS

RECORD FIRST QUARTER NET INCOME OF $946,000

PALM SPRINGS, CA: April 24, 2006 – Canyon National Bank (OTC: BB CYNA) today announced record net income of $946,000 for the first quarter ended March 31, 2006 – an increase of $180,000 or 23.6 percent compared to income of $766,000 for the first quarter of 2005.

Annualized return on average shareholders’ equity for the first quarter 2006 was 18.8 percent, with an annualized return on average assets of 1.6 percent.

Other financial highlights for the first quarter 2006 compared to the same period in 2005:

•	Total assets increased by $18.9 million or 8.5 percent to $241.0 million;

•	Net loans increased by $12.9 million or 8.2 percent to $169.7 million;

•	Total deposits increased by $13.8 million or 6.7 percent to $218.5 million;

•	Shareholders’ equity increased by $4.3 million or 26.7 percent to $20.5 million.

President and CEO, Stephen G. Hoffmann said, “The first quarter results are complemented by strong reserves, liquidity, and a solid core deposit and customer base. Further, last month’s opening of the bank’s newest branch across from Sun City in Palm Desert further reflects our commitment to growth in the valley. Keeping with the ‘I Promise’ campaign, the bank strives to deliver superior products and services to our local community.”

Other highlights of the first quarter include:

•	Addition of Mark Benedetti to the Canyon National Bank Board of Directors. A Palm Springs resident for the past 27 years, he is owner of Benedetti Construction Management, doing business as Tandem West Group in Palm Desert.

•	Special recognition for the Bank’s five-year stock appreciation at the annual Strategic Issues Summit hosted by the California Bankers Association and Carpenter & Company.

•	Formation of Canyon Bancorp, a newly created bank holding company, which will be voted on at this month’s annual shareholders’ meeting. The holding company structure will provide greater corporate and financial flexibility allowing the bank to engage in expanded bank activities, acquire or establish other bank-related businesses, and to provide alternatives for raising capital.

Canyon National Bank is a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoketree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the bank’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYNA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

CANYON NATIONAL BANK

Balance Sheets

(Dollars in thousands)

	Unaudited 3/31/06	Audited 12/31/05	Unaudited 3/31/05
Assets
Cash and cash equivalents	$34,616	$27,576	$23,090
Interest-bearing deposits in other financial institutions	3,400	3,400	2,200
Investment securities available for sale	24,008	24,702	32,095
Federal Home Loan Bank, Federal Reserve Bank and Pacific Coast Bankers’ Bank restricted stock, at cost	1,423	1,412	1,007
Loans held for sale	309	782	—
Loans receivable, net	169,665	171,833	156,772
Furniture, fixtures and equipment	4,549	4,444	4,532
Income tax receivable	—	69	157
Deferred tax asset	1,385	1,384	952
Other assets	1,601	3,638	1,205

Total Assets	$240,956	$239,240	$222,010

Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$88,080	$85,142	$84,545
NOW accounts	9,024	8,271	9,020
Savings and money market	77,441	89,642	90,716
Time certificates of deposit	43,983	35,471	20,477

Total Deposits	218,528	218,526	204,758

Other Liabilities	1,952	1,263	1,096

Total Liabilities	220,480	219,789	205,854
Commitments and Contingencies	—	—	—

Stockholders’ Equity:
Preferred stock, $5.00 par value; authorized 10,000,000 shares; none issued or outstanding	—	—	—
Common stock, $2.50 par value; authorized 10,000,000 shares; 2,167,229, 2,160,655 and 1,923,967 shares issued and outstanding as of March 31, 2006, December 31, 2005, and March 31, 2005, respectively	5,418	5,402	4,810
Additional paid-in capital	11,951	11,888	6,585
Accumulated other comprehensive income - unrealized loss on investment securities available for sale	(234)	(234)	(198)
Retained earnings	3,341	2,395	4,959

Total Stockholders’ Equity	20,476	19,451	16,156

Total Liabilities and Stockholders’ Equity	$240,956	$239,240	$222,010

CANYON NATIONAL BANK

Statements of Operations

Unaudited

For the three-months ended March 31, 2006 and 2005

(Dollars in thousands, except per share amounts)

	Three Months Ended
	2006	2005
Interest Income
Loans receivable	$3,866	$2,901
Federal funds sold	180	91
Interest bearing deposits in other financial institutions	38	6
Investment securities available for sale	234	220

Total Interest Income	4,318	3,218
Interest Expense
Interest expense on deposits	803	357

Net Interest Income	3,515	2,861
Provision for loan losses	225	150

Net Interest Income After Provision for Loan Losses	3,290	2,711

Noninterest Income
Service charges and fees	136	118
Loan related fees	166	111
Lease administration fees	310	272
Automated teller machine fees	145	164

Total Noninterest Income	757	665

Noninterest Expense
Salaries and employee benefits	1,315	1,076
Occupancy and equipment expenses	328	330
Professional fees	93	82
Data processing	124	116
Marketing and advertising expense	104	91
Director and shareholder expense	110	101
Other operating expense	377	289

Total Noninterest Expense	2,451	2,085

Earnings before income taxes	1,596	1,291
Income tax expense	650	525

Net earnings	$946	$766

Earnings Per Share
Basic	$0.44	$0.36

Diluted	$0.41	$0.33

Weighted Average Shares Outstanding
Basic	2,163,373	2,119,170

Diluted	2,287,083	2,272,159

CANYON NATIONAL BANK

Selected Ratios

Unaudited

	Three Months Ended
	3/31/2006	3/31/2005
Return on average assets [1]	1.57%	1.40%
Return on average equity [1]	18.76%	19.14%
Net interest margin [1]	6.32%	5.74%
Non-interest income / average assets [1]	1.25%	1.22%
Non-interest expense / average assets [1]	4.06%	3.82%
Net non-interest expense / average assets [1]	2.81%	2.60%

	as of:
	3/31/2006	12/31/2005	3/31/2005
Capital Ratios
Tier 1 capital ratio	8.6%	8.4%	7.5%
Tier 1 risk based capital	12.4%	11.2%	10.7%
Risk-based capital	13.7%	12.5%	12.0%
Allowance for loan losses / gross loans	1.84%	1.67%	1.65%
Loan to deposit ratio	77.6%	78.6%	76.6%
Demand deposit accounts / total deposit accounts	40.0%	39.0%	41.3%
Number of shares of common stock outstanding at end of period [2]	2,167,229	2,160,655	1,923,967
Book value per share [3]	$9.45	$9.00	$7.62

[1]	Interim periods annualized

[2]	Has not been restated for past stock dividends and splits

[3]	Restated for past stock dividends and splits